Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Saxon REIT, Inc. on Form S-4 of our report dated March 10, 2004, appearing in the Annual Report on Form 10-K of Saxon Capital, Inc. for the year ended December 31, 2003 and to the references to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Richmond, Virginia

April 2, 2004